September 4, 2018

T. Rowe Price International Funds, Inc.
100 East Pratt Street
Baltimore, Maryland 21202

Ladies and Gentlemen:

I am counsel to T. Rowe Price Associates, Inc., which serves as sponsor and investment adviser of the T. Rowe Price International Bond Fund (the “Acquiring Fund”). As such, I am familiar with the proposed transaction between the Acquiring Fund, a series of T. Rowe Price International Funds, Inc., a Maryland corporation, and the T. Rowe Price Institutional International Bond Fund (the “Acquired Fund”), a series of T. Rowe Price Institutional International Funds, Inc., a Maryland corporation. This opinion is furnished in connection with the Acquiring Fund’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to I Class shares of beneficial interest, par value $0.01, of the Acquiring Fund (the “Corresponding Shares”), to be issued in connection with the reorganization.

I am of the opinion that, subsequent to the approval by shareholders of the reorganization in the manner set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the “Combined Proxy Statement and Prospectus”), the Corresponding Shares, upon issuance in the manner referred to in the Registration Statement, for consideration, will be legally issued, fully paid and non-assessable shares of the I Class of the Acquiring Fund.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Combined Proxy Statement and Prospectus constituting a part thereof.

Very truly yours,

/s/Brian R. Poole
Brian R. Poole, Esq., Vice President and Senior Legal Counsel, T. Rowe Price Associates, Inc.